1330 Avenue of the Americas
New York, NY 10019
Contact:
David Roady/Leigh Parrish
FD
(212) 850-5600

NexCen Brands Provides Business Update

Enters Into Letter Agreement with BTMU Capital Corporation

Explores Possible Sale of Bill Blass and Waverly Brands

Continues Operational Restructuring

NEW YORK - June 20, 2008 - NexCen Brands, Inc. (NASDAQ: NEXC), today announced an update on recent company activities.

NexCen Brands has entered into a letter agreement with its lender, BTMU Capital Corporation (BTMUCC), which provides the Company with near-term access to certain additional cash from its lockbox accounts and limited forbearance from certain alleged defaults under its bank borrowing facility. During the forbearance period, the Company intends to continue its discussions with BTMUCC, focused on developing a long-term solution for the Company’s liquidity issues.

The letter agreement provides for the following modifications:

•	The Company will be permitted to receive certain cash distributions from its lock-box accounts on a monthly, rather than quarterly, basis, following delivery of required reports.

•
The Company’s subsidiaries that are party to the bank borrowing facility may distribute certain cash to the Company to support operating activities in the ordinary course, including previously restricted cash that will be released from certain lock-box accounts.

•
The Company has agreed to provide BTMUCC with monthly, rather than quarterly, reports of the Company’s operations and cash flow and additional weekly or bi-weekly status reports regarding cash flows, cost reductions, potential sales of one or more of its businesses and other business matters.

The letter agreement’s forbearance period extends through July 17, 2008, although it terminates earlier if new defaults occur.

“We’re very pleased to have reached an agreement with BTMUCC that provides the Company with additional near-term financial flexibility,” stated Robert W. D’Loren, CEO of NexCen Brands. “Securing a long-term solution to the Company’s liquidity requirements remains one of management’s top priorities and this agreement is an important step in enabling us to continue to implement our operating plans for both our license and franchise businesses.”

The Company is working to reach agreement with BTMUCC on a comprehensive restructuring of the bank borrowing facility including, among other things, obtaining relief from an accelerated principal payment obligation in October 2008. No such agreement has yet been reached, and there can be no assurance that any agreement will be reached and approved by the parties by July 17, 2008, or at all, on terms that will provide the Company with the additional liquidity it needs to operate its business.

The Company also announced today that its exploration of strategic alternatives is focused on a possible sale of its Bill Blass and Waverly brands. As previously announced, NexCen Brands has engaged N M Rothschild & Sons Limited to explore strategic alternatives, including the possible sale of one or more of its businesses. The Company has received numerous expressions of interest in both the Bill Blass and Waverly brands from domestic and international strategic and financial buyers and is working with Rothschild to evaluate possible transactions.

“We remain committed to providing all of our business partners with the highest level of service, including those working with our Bill Blass and Waverly brands,” continued Mr. D’Loren. “We also continue to explore all options that will enhance liquidity for our operations.”

NexCen Brands additionally announced that, since commencing its cost-reduction efforts four weeks ago, the Company has eliminated approximately 10% of its total workforce, with staff reductions at both its New York and Georgia operations. These reductions in payroll and salary deferrals are expected to reduce cash outlays by approximately $3.5 million on an annualized basis, and additional expense savings are anticipated.

About NexCen Brands
NexCen acquires and manages global brands, generating revenue through licensing and franchising. We currently own and license the Bill Blass and Waverly brands, as well as seven franchised brands. Two franchised brands - The Athlete’s Foot and Shoebox New York - sell retail footwear and accessories. Five are quick-service restaurants - Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to restructure our existing bank credit facility to provide our business with needed liquidity, (2) other potential alternatives to seek additional liquidity, such as selling one or more of our businesses, may not be successful or may not generate sufficient proceeds to meet our liquidity needs, including our debt service obligations, (3) the businesses that we have acquired may not be successful, may involve unanticipated costs or difficulties or delays in being integrated with our existing operations, or may disrupt our existing operations, (4) we may not be successful in operating or expanding our brands or integrating our acquisitions into our overall business strategy, (5) any failure to meet our debt obligations would adversely affect our business and financial conditions, and our need for additional near-term liquidity could result in a sale of one or more of our businesses at less than an optimal price or an inability to continue to operate one or more of our businesses, (6) our marketing, licensing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, (7) we depend on the success of our licensees and franchisees for future growth, (8) our near-term liquidity needs and the impact of our failure to file our required periodic reports on a timely basis may adversely affect our ability to retain existing, or attract new, employees, franchisees, and licenses, (9) our near term liquidity needs may be higher or lower than our current expectations and (10) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.